UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 29, 2006
Symantec Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-17781 (Commission File Number)	77-0181864 (IRS Employer Identification No.)

20330 Stevens Creek Blvd., Cupertino, CA (Address of Principal Executive Offices)	95014 (Zip Code)
Registrant’s Telephone Number, Including Area Code (408) 517-8000

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On March 29, 2006, Symantec Corporation (the “Company”) received a Notice of Deficiency from the Internal Revenue Service claiming that the Company owes additional taxes, plus interest and penalties, for the 2000 and 2001 tax years based on an audit of VERITAS Software Corporation, which the Company acquired in July 2005. On March 30, 2006, the Company received notices of proposed adjustments from the IRS with regard to an unrelated audit of the Company for fiscal years 2003 and 2004. The Company strongly believes the IRS positions with regard to these matters are inconsistent with applicable tax laws and existing Treasury regulations, and that its previously reported income tax provision for the years in question is appropriate.
The incremental tax liability asserted by the IRS with regard to the VERITAS claim would be approximately $900 million, excluding penalties and interest. The Notice of Deficiency primarily relates to transfer pricing in connection with a technology license agreement between VERITAS and a foreign subsidiary. The Company does not agree with the IRS position and intends to file a timely petition to the Tax Court to protest the assessment. No payments will be made on the assessment until the issue is definitively resolved. If, upon resolution, the Company is required to pay an amount in excess of its provision for this matter, the incremental amounts due would principally be accounted for as additions to the Company’s purchase price for VERITAS. Any incremental interest accrued from the date of the July 2005 acquisition forward would be reported as an expense in the period that payment is probable.
The incremental tax liability with regard to the claim relating to the Company for fiscal years 2003 and 2004 would be approximately $100 million, excluding penalties and interest. These proposed adjustments relate to transfer pricing matters between the Company and a foreign subsidiary. The Company does not agree with the IRS position and plans to continue to contest these claims in its discussions with the IRS. Any additional taxes in excess of the provision for these matters would be reported as an expense in the period that payment is probable.
Forward Looking Statements: This Current Report on Form 8-K contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements relating to the potential impact of the IRS claims and the Company’s planned response to the IRS claims, and adequacy of the Company’s tax provision relating to such matters. These statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual outcomes to differ materially from those expressed or implied in this Form 8-K, including the inability to predict the ultimate conclusion of an item of tax controversy. In addition, if the Company is required to pay amounts with regard to these matters significantly in excess of the Company’s current provision, the Company’s results of operations and financial condition could be materially and adversely affected. Additional information concerning these and other risk factors is contained in the Risk Factors section of Symantec’s Form 10-Q for the quarter ended December 31, 2005. Symantec assumes no obligation to update any forward-looking information contained in this Form 8-K.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation
	By:	/s/ James A. Beer
Date: April 17, 2006		James A. Beer
Executive Vice President and Chief Financial Officer